SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                  Form 8-K
                               CURRENT REPORT


  Pursuant to Section 13 or 15 (d) of the Exchange Act of 1934

Date of Report                   January 19, 1995
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                     (Date of earliest event reported)


                   SIMMONS FIRST NATIONAL CORPORATION
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          (Exact name of registrant as specified in its charter)


Arkansas                          0-6253                    71-0407808
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(State or other                  (Commission             (I.R.S. employer
jurisdiction of                   file number)            identification No.)
incorporation
or organization)


501 Main Street, Pine Bluff, Arkansas                               71601
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(Address of principal executive offices)                          (Zip Code)


                                    (501) 541-1000
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                 (Registrant's telephone number, including area code)

ITEM 5.      OTHER EVENTS

      The following is the text of a press release issued by the registrant at 3:05 Central Standard Time on January 19, 1995:

           SIMMONS FIRST ANNOUNCES RECORD EARNINGS OF $9.9 MILLION FOR 1994

      PINE BLUFF--For the fifth consecutive year, Simmons First National Corporation today announced record earnings. Earnings for the year ended December 31, 1994, reached a record level of $9.9 million, an increase of 4.9% over the 1993 earnings of $9.4 million. Corporate earnings for the three-month period ended December 31, 1994, were $2.2 million, compared to fourth quarter 1993 earnings of $2.4 million.
      The Corporation issued 805,000 shares of common stock during the second quarter of 1993, and current earnings per share figures have been computed to reflect these additional shares of stock. After giving consideration for the additional shares of stock, the earnings per share were $2.68 and $0.60 for the twelve month and three month periods ended December 31, 1994, respectively.
Earnings per share for the twelve months ended December 31, 1993, were $2.78, and $0.65 for the three month period ended December 31, 1993.
      The Corporation's return on average assets reflected a record level of 1.39% for the year ended December 31, 1994, up from 1.33% for the same period in 1993.
      According to W. E. Ayres, Simmons First's Chairman, "The improvement in earnings can be attributed to several factors: (1) an increase in the net interest margin (net interest income divided by average earning assets) for the twelve-month period, (2) a $9.9 million increase in average earning assets, (3) decreases in non-interest expense items and (4) a reduction in the provision for loan losses for year in 1994, compared to 1993."
      Net interest income was $7.4 million for the fourth quarter in 1994, up slightly from $7.3 million in 1993. In 1994, net interest income was $29.3 million, up 2.84% from $28.5 million in 1993. The 1994 net interest margin, stated on a fully taxable equivalent basis, was 4.80%, compared to 4.75% in 1993.
      Non-interest income was $5.7 million in the fourth quarter of 1994, down from 1993's $6.9 million level; twelve-month figures were $24.8 million for 1994 and $26.1 million for 1993. This reduction in non-interest income during 1994, as compared to 1993 figures, is primarily attributable to a mortgage marketing loss of $1.0 million and reduced profits in the dealer bank operation. The resulting reduced level of operating income for these two operations for 1994, can be directly attributed to the negative impact of rising interest rates on the nation's mortgage and securities markets. The overall reduction in mortgage income was partially offset by the previously scheduled third quarter sale of a portion of the Corporation's servicing rights, which resulted in a profit of $733,000.
      Non-interest expenses for 1994 decreased slightly, compared to 1993, decreasing to $38.4 million from $38.7 million, reflecting primarily the effects of continued emphasis on expense control measures.
      The balance sheet also reflects the positive changes that have come as a result of improved earnings and improved asset quality. The allowance for possible loan and lease losses increased to a level of $7.8 million at December 31, 1994, from $7.4 million at December 31, 1993, providing improved coverage for total loans and non-performing loans. At December 31, 1994, the allowance represented 1.86% of total loans, compared to 1.88% at December 31, 1993. The coverage ratio for non-performing loans (90 days past-due and non-accrual loans) was 248.73% at December 31, 1994, compared to 177.92% at December 31, 1993. Non-performing loans were reduced to a level of $3.1 million at December 31, 1994, compared to $4.2 million at December 31, 1993. During that same period, foreclosed assets declined from $2.9 million to $1.7 million.
      Total assets of the Corporation at December 31, 1994, were $713.3 million compared to $738.8 million at December 31, 1993.
The stockholders' equity has grown from $75.3 million at December 31, 1993, to $83.7 million at December 31, 1994, which represents an increase of 11.1% since December 31, 1993. Regulatory requirements for capital levels are measured in several ways, and the Corporation's capital exceeds all regulatory levels for well-capitalized banks by significant margins.
      Simmons First National Corporation is a multi-bank holding company, with banks in Pine Bluff, Jonesboro, and Lake Village.
The flagship bank, Simmons First National Bank of Pine Bluff, has loan production offices in Little Rock and Fayetteville, a mortgage company in Little Rock, and branches in Fort Smith, Springdale, Rogers, Bella Vista and Sherrill.
      In addition, on November 15, 1994, Simmons First National Corporation entered into a definitive agreement with Dumas Bancshares, Inc., under the terms of which Dumas Bancshares, Inc. will be merged into Simmons First National Corporation during the first half of 1995. This agreement is subject to the approval of the regulatory agencies and shareholders of Dumas Bancshares, Inc..

FOR MORE INFORMATION CONTACT:

J. Thomas May
President & Chief Executive Officer
Simmons First National Corporation
(501) 541-1103


                                      SIGNATURES

      Pursuant to the requirements of the Securities and Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       SIMMONS FIRST NATIONAL CORPORATION


Date:  January 19, 1995                     By /s/ J. Thomas May
       -------------------             -----------------------------------
                                            J. Thomas May, President &
                                              Chief Executive Officer